Exhibit 10.2

Innovative Food Holdings announces planned move to larger facilities to support potential growth opportunities.

NAPLES, FL--(MARKET WIRE)— October 23, 2008 -- Innovative Food Holdings, Inc (OTC:BB - IVFH), a provider of gourmet food products to chefs throughout the United States, announced  that it has  signed a new 3 year lease agreement for new facilities and that effective Jan 2009 it will be moving to a new and larger space.

The new facility is almost twice the size of the Company’s current location and will be built out brand new to specification at no additional charge to the Company. The new facility is located in an area of Naples that has been experiencing growth in corporate and hospitality tenants.  In addition, the lease includes a fixed price purchase option at the end of the three year term to purchase the rented space, with the previous lease payments to be applied as a down payment in the event the company exercises its purchase option.

Justin Wiernasz, President of Innovative Food Holdings, Inc. noted, “Despite the struggling economy, we are continuing to experience strong sales and we anticipate that, based on current projections of potential sales and other possible opportunities we are currently exploring, if our growth plans come to fruition we will no longer have adequate space at our current facility. The space is almost double the size of our current space, includes both warehouse space and the potential for retail space and also includes a full build out to specifications with additional IT capabilities included.”

Mr. Wiernasz further noted   “We are pleased that we were able to obtain a much larger space at what we believe are very attractive terms and that we were able to negotiate terms under the new lease which will allow the company to see a reduction in lease expense in the second and third year of our lease as compared to lease rates at our current facility.  In addition, further taking advantage of real estate market conditions, we were able to negotiate and secure a fixed purchase option at lease end which could potentially allow future cost stability and savings in terms of the company’s future real estate leasing costs.”

About The Company:

Innovative Food Holdings, Inc. through its wholly owned subsidiary, Food Innovations, Inc., with a commitment to chef level extreme quality and service, provides gourmet food products to discerning chefs throughout the United States.

For information about the Company and its subsidiaries, please visit www.foodinno.com.

This release contains certain forward-looking statements and information relating to Innovative Food Holding, Inc. (the "Company") that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this Release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, or expected. The Company does not intend to update these forward-looking statements.

Contact:
     Contact:
     Sam Klepfish
     Innovative Food Holdings, Inc.
     (239) 449-3235
     sklepfish@foodinno.com